Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment to the Purchase Agreement (as defined below), dated as of August 4, 2021 (this “Amendment”), is by and between Stagwell Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07 of the Purchase Agreement (as defined below), “New MDC”), as successor to and assignee of MDC Partners Inc., a Canadian corporation which, prior to the date hereof, domesticated as a Delaware corporation and then converted into a Delaware limited liability company (the “Company”), and Broad Street Principal Investments, L.L.C. (together with its successors and any Purchaser Affiliate or Purchaser Related Fund that becomes a party to the Purchase Agreement in accordance with Section 4.02 and Section 6.07 thereof, the “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in the Purchase Agreement.

WHEREAS, the Company and the Purchaser are parties to the Securities Purchase Agreement, dated as of February 14, 2017 (as in effect immediately prior to the effectiveness of this Amendment, the “Purchase Agreement”) by means of which, subject to the terms and conditions set forth therein, the Purchaser purchased from the Company, and the Company issued and sold to the Purchaser, 95,000 Series 4 convertible preference shares in the capital of the Company (the “Preferred Shares”);

WHEREAS, on December 21, 2020, the Company entered into a Transaction Agreement (the “Transaction Agreement”), by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), the Company, New MDC and Midas Merger Sub 1 LLC, a Delaware limited liability company, as amended by that certain (i) Amendment No. 1, dated as of June 4, 2021, and (ii) Amendment No. 2, dated as of July 8, 2021;

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transactions”), among other things, (i) each holder of Class A common shares, Class B common shares, Series 4 convertible preference shares and Series 6 convertible preference shares of the Company received an equivalent number of shares of Class A common stock, Class B common stock, Series 4 convertible preferred stock, or Series 6 convertible preferred stock, respectively, of New MDC, (ii) New MDC issued a number of shares of Class C common stock to Stagwell and (iii) as a result of the actions in the foregoing clauses (i) and (ii), Stagwell holds a majority of the total voting power of New MDC;

WHEREAS, concurrently with the entry into this Amendment and following (i) the consummation of the Transactions and (ii) the redemption of certain of its Series 4 convertible preferred stock of New MDC, the Purchaser exchanged its remaining Series 4 convertible preferred stock of New MDC for Series 8 convertible preference stock of New MDC (the “Preferred Shares”) having the terms set forth in the Series 8 Certificate of Designation; and

WHEREAS, the parties desire to effect the assignment of the Purchase Agreement from the Company to New MDC and to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New MDC, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

a.	Section 6.07 shall be amended to add the following sentence at the end of such Section:

“Notwithstanding anything to the contrary set forth herein, the Company may assign this Agreement with the prior written consent of Purchaser.”

b.	Pursuant to Section 6.07 of the Purchase Agreement, as amended hereby and with the consent of Purchaser, the Company hereby assigns, and New MDC hereby accepts, the Purchase Agreement (as amended by this Amendment) to New MDC and from and after the date hereof the provisions of the Purchase Agreement, as may be amended from time to time, shall inure to the benefit of and be binding upon New MDC, as assignee of the Company, and New MDC shall assume all of the Company’s rights and obligations under the Purchase Agreement.

c.	The following definition of “Certificate of Designation” is hereby added after the definition of “CBCA” and before the definition of “Change in Control”:

“Certificate of Designation” means both (a) the certificate of designation designating the Series 8 Preferred Shares (the “Series 8 Certificate of Designation”), and (b) the certificate of designation designating the Series 9 Alternative Preference Shares (the “Series 9 Certificate of Designation”) in substantially the form attached as Exhibit A to the Amendment.

d.	With the exception of the references in the definition of “Articles of Amendment,” the definition of “Alternative Preference Shares,” Section 3.01(e), Section 3.01(f), Section 4.03 and Section 4.09, each reference to “Series 4 Articles of Amendment” shall be replaced with “Series 8 Certificate of Designation” in each instance where it appears in the Purchase Agreement.

e.	The reference to “Series 5 Articles of Amendment” in Section 4.15(f) shall be replaced with “Series 9 Certificate of Designation.”

f.	The reference to “Articles of Amendment” in Section 4.06(f) shall be replaced with “Certificate of Designation.”

g.	The following definition of “Series 8 Preferred Stock” is hereby added after the definition of “Selling Holders” and before the definition of “Significant Subsidiary”:

“Series 8 Preferred Shares” means the shares of series 8 convertible preferred stock in New MDC having the terms set forth in the Series 8 Certificate of Designation.

h.	With the exception of the references in the definition of “Articles of Amendment,” the definition of “Preferred Shares,” Article II, Article III, the first sentence of Section 4.04 and Section 4.09, all references to “Preferred Shares” shall be replaced with “Series 8 Preferred Shares” in each instance where they appear in the Purchase Agreement.

i.	The sentence “The Purchaser is not resident in any jurisdiction of Canada, and is a non-resident of Canada for purposes of the Income Tax Act (Canada)” in Section 3.02(d)(i) is removed and replaced with the following:

“The Purchaser is a United States Person as defined in section 7701(a)(30) of the Internal Revenue Code of 1986.”

j.	The penultimate sentence in Section 4.07 shall be deleted.

k.	Sections 4.15 and 4.16 shall be deleted.

l.	The following definition of “Series 9 Alternative Preferred Shares” is hereby added after the new definition of “Series 8 Preferred Shares” and before the definition of “Significant Subsidiary”:

“Series 9 Alternative Preference Shares” has the meaning set forth in the Series 8 Certificate of Designation.

m.	With the exception of the references in the definition of “Alternative Preference Shares,” the definition of “Articles of Amendment,” Article II, Article III and the first sentence of Section 4.04, all references to “Alternative Preference Shares” shall be replaced with “Series 9 Alternative Preference Shares” in each instance where they appear in the Purchase Agreement.

n.	The following definition of “New MDC” is hereby added after the definition of “NASDAQ” and before the definition of “Offer Notice”:

“New MDC” means Stagwell Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07 of this Agreement).

o.	The following definition of “New MDC Class A Shares” is hereby added after the new definition of “New MDC” and before the definition of “Offer Notice”:

“New MDC Class A Shares” means the shares of Class A common stock of New MDC.

p.	With the exception of the references in the definition of “Class A Shares,” the definition of “Material Adverse Effect,” Article II, Article III and the first sentence of Section 4.04, all references to “Class A Shares” shall be replaced with “New MDC Class A Shares” in each instance where they appear in the Purchase Agreement.

q.	The following definition of “New MDC Class B Shares” is hereby added after the new definition of “New MDC Class A Shares” and before the definition of “Offer Notice”:

“New MDC Class B Shares” means the shares of Class B common stock of New MDC.

r.	With the exception of the references in the definition of “Class B Shares” and Article III, all references to “Class B Shares” shall be replaced with “New MDC Class B Shares” in each instance where they appear in the Purchase Agreement.

s.	The following definition of “New MDC Class C Shares” is hereby added after the new definition of “New MDC Class B Shares” and before the definition of “Offer Notice”:

“New MDC Class C Shares” means the shares of Class C common stock of New MDC.

t.	The following definition of “New MDC Common Shares” is hereby added after the new definition of “New MDC Class C Shares” and before the definition of “Offer Notice”:

“New MDC Common Shares” means the shares of common stock of New MDC outstanding from time to time, including the New MDC Class A Shares, the New MDC Class B Shares and the New MDC Class C Shares.

u.	With the exception of the references in Article III, all references to “Company Common Shares” shall be replaced with “New MDC Common Shares” in each instance where they appear in the Purchase Agreement.

v.	Section 4.06(a) of the Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“The Company agrees that, subject to Section 4.06(c), the Purchaser shall have the right to nominate at each meeting of shareholders at which individuals will be elected members of the Board of Directors one nominee of the Purchaser (for the avoidance of doubt, the Purchaser shall have a right to nominate a member to the Board of Directors if and only so long as the Purchaser does not fall below the Minimum Ownership Threshold (as defined below) at any point in time). Notwithstanding the foregoing, the Purchaser shall not have a right to nominate any member to the Board of Directors from and after such time as the Purchaser ceases to meet the Minimum Ownership Threshold. The Purchaser ceases to meet the “Minimum Ownership Threshold” when the Purchaser ceases to Beneficially Own at least 50% of the Series 8 Preferred Shares held by the Purchaser as of the date of this Amendment, excluding, for the avoidance of doubt, any Preferred Shares subject to redemption pursuant to the side letter entered into between the Purchaser and the Company on April 21, 2021, as amended on July 8, 2021.”

w.	Section 4.11 is hereby amended by adding the following at the end of the section:

Until the Purchaser ceases to meet the Minimum Ownership Threshold, the foregoing participation right shall apply, mutatis mutandis, with respect to a proposed issuance of common units or preference units of Midas OpCo Holdings LLC, in which case, if Purchaser elects to participate in such proposed issuance, the Company shall cause Midas OpCo Holdings LLC to issue to the Company such number of common or preference units of Midas OpCo Holdings LLC, as applicable, in accordance with Purchaser’s Participation Notice, and the Company shall issue to the Purchaser a corresponding number of common shares or preference shares of the Company, as applicable.

x.	Section 4.12 is hereby deleted in its entirety and replaced by the following:

“Consent Rights.

(a) Until the Purchaser ceases to hold Series 8 Preferred Shares representing at least 2% of the aggregate voting power of the outstanding New MDC Class A Shares, assuming exercise, conversion or exchange of all outstanding securities (including the Series 8 Preferred Shares, the Alternative Preference Shares and the New MDC Class B Shares) that are exercisable, convertible or exchangeable for or into New MDC Class A Shares, without regard to any limitation or restriction on exercise, conversion or exchange or any issuance of additional securities of the Company after the Closing (other than securities issued or granted under the Company’s employee or director employment, compensation, incentive and/or benefit plans, programs, policies, agreements or other similar arrangements), the Company shall not become party to a transaction that constitutes a Fundamental Change (other than (A) a Fundamental Change not approved by the Board of Directors prior to the consummation thereof or (B) a Qualifying Transaction). A “Qualifying Transaction” has the meaning assigned to it in the Series 8 Certificate of Designation.”

(b)

y.	Section 6.02(b) is hereby deleted in its entirety and replaced by the following:

“(b) If to New MDC, to:

Stagwell Inc.
One World Trade Center, Floor 65
New York, NY 10007
Attention: Frank Lanuto
Email: FLanuto@mdc-partners.com

and:

With a copy (which shall not constitute actual or constructive notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Kimberly Spoerri
Email: kspoerri@cgsh.com”

z.	Ratification of Agreement. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Purchase Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment and each reference in the Purchase Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to February 14, 2017.

aa.	Miscellaneous. The provisions of Article VI (Miscellaneous) (other than Section 6.01) of the Purchase Agreement, as amended pursuant to this Amendment, shall apply mutatis mutandis to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

MIDAS OPCO HOLDINGS LLC

By:	/s/ Frank Lanuto
	Name:	Frank Lanuto
	Title:	President

STAGWELL INC.

By:	/s/ Frank Lanuto
	Name:	Frank Lanuto
	Title:	Chief Financial Officer
BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ Bradley Gross
Name: Bradley Gross
Title: Vice President